KPMG

KPMG LLP
4200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN  55402

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Allianz Life Insurance Company of North America

We consent to the use of our report dated March 24, 2010 on the financial statements of Allianz Life Variable Account B and our report dated March 22, 2010 on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the Statement of Additional Information.  Our report on the consolidated financial statements and supplemental schedules of Allianz Life Insurance Company of North America and subsidiaries refers to a change in the method of evaluating other-than-temporary impairments of fixed maturity securities due to the adoption of accounting requirements issued by the Financial Statement Standards Board (FASB), as of January 1, 2009, as well as an adoption of accounting guidance issued by the FASB related to fair value measurements, effective January 1, 2008.

/s/ KPMG LLP

Minneapolis, Minnesota
September 24, 2010

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.